Exhibit 99.1

Nektar Therapeutics Announces Strategic Reorganization Plan and Corporate Outlook

Company focusing on key pipeline programs NKTR-358, NKTR-255 and core research programs

Cost restructuring plan results in cash runway into the first half of 2025

Analyst and investor conference call today at 5:00 PM ET (2:00 PM PT)

SAN FRANCISCO, April 25, 2022 – Nektar Therapeutics (Nasdaq: NKTR) today announced a new strategic plan focused on prioritizing key research and development efforts that will be most impactful to the company’s future, including its NKTR-358, NKTR-255 and several core research programs. In connection with this new strategic plan, Nektar also announced a cost restructuring plan aimed at ensuring Nektar has significant capital to fund key programs through value-enhancing data and other milestones without a need to raise incremental capital for at least 3 years.

Nektar’s strategic plan going forward is built upon three core pillars:

•	Success-based development funding of NKTR-358 for maximum royalty participation: In partnership with Eli Lilly, the NKTR-358 program has continued to advance. Built upon early promising data, the Phase 2 program for NKTR-358 includes the ongoing 280-patient Phase 2 study in lupus, a second Phase 2 study planned to start shortly in 300 patients with atopic dermatitis and a third Phase 2 study being planned in a yet to be announced autoimmune indication to potentially start in 2023. Under the terms of its agreement with Eli Lilly, Nektar is eligible for up to $250 million in development and regulatory milestones. Nektar will have the option to participate in Phase 3 development up to 25% on an indication-by-indication basis and can receive significant double-digit royalties on global sales of NKTR-358 with the first tier in the mid-teens and the second tier in the low twenties of global sales of NKTR-358. Lilly is responsible for all costs of global commercialization and Nektar has an option to co-promote NKTR-358.

•	Prudently develop NKTR-255 in its areas of strength and differentiation: Nektar’s development plan for 255 is focused on key preclinical and emerging clinical data driven areas of differentiation of this unique IL-15 agonist. The company will continue the Merck KGaA-sponsored JAVELIN Bladder Medley Study. In addition, new development efforts will focus on the potential to use NKTR-255 as a cell therapy potentiator, based upon clinical observations and preclinical models suggesting NKTR-255 has great potential to enhance CAR-T cell persistence. Nektar currently has two studies underway with external collaborators to evaluate NKTR-255 in combination with CAR-T therapies and is also currently designing a Nektar-sponsored comparative study, which it aims to initiate in the second half of 2022. The company will also continue its dose-escalation development work in combination with antibody-dependent cell mediated cytotoxicity (ADCC) agents and plans to evaluate potential next steps once these data mature.

•	Invest in core research programs to complement Nektar’s pipeline: Nektar is currently cultivating several new research programs. The first, a collaboration with Biolojic Design, is for a unique bivalent agonistic antibody targeting TNFR2, and is an example of Nektar’s ability to bring in external candidates and new modalities into the pipeline. The additional two programs were invented in Nektar’s laboratories and are focused in the areas of auto-immune disease and oncology.

“Over the past several weeks, the Nektar executive team has made decisions to prioritize key research and development efforts that will be most impactful to the future of our company,” said Howard W. Robin, President and CEO of Nektar. “This new strategic plan focuses on important pipeline programs – NKTR-358, NKTR-255 and preclinical candidates – each of which we believe presents an opportunity to create significant value for our shareholders.”

To reflect these new strategic priorities, Nektar also announced several changes to its executive team. Dr. Dimitry Nuyten, Nektar's Chief Medical Officer (CMO), will step down from his position following a transition through June 2022. He will be succeeded by Dr. Brian Kotzin, Nektar’s Head of Immunology, who brings over 30 years of drug development experience to the role and is an expert in the areas of immunology and inflammatory diseases. Dr. Kotzin had previously served as Nektar’s interim CMO. John Northcott, Nektar’s Chief Commercial Officer, who led the pre-commercialization activities for BEMPEG, will depart the company in June following a transition period, but will remain as a strategic consulting advisor to the company through the end of 2022. The company thanks Dr. Nuyten and Mr. Northcott for their contributions.

Cost Restructuring Plan

Nektar also announced that it is implementing a cost restructuring plan, extending the company’s cash runway into the first half of 2025. The restructuring plan is designed to ensure Nektar has sufficient working capital to fund key R&D programs to value-enhancing data and other milestones without a need to raise external capital. In connection with this restructuring, Nektar will reduce its workforce by approximately 70%. The scale and scope of this reduction aligns with the substantial work Nektar did to conduct late stage registrational studies of bempegaldesleukin and prepare for its widespread distribution and commercial launch.

Robin continued, “Our new operating plan is designed to ensure we have at least three years of cash runway to support the advancement of our key programs through a steady stream of data catalysts that we expect will begin in the second half of 2022. On behalf of our entire Nektar management team and Board, I want to express my deep and humble gratitude to the employees who will be departing Nektar. We are immensely grateful for the contributions you have made to our company, your dedication to our mission and your efforts to work to bring new medicines to patients with debilitating diseases.”

After accounting for BEMPEG wind-down and restructuring costs, Nektar now expects to end the year with approximately $440 million to $450 million in cash and investments and no debt on the company’s balance sheet. In connection with the business restructuring and reduction in workforce, Nektar expects to take a charge of between $150 million and $160 million, a substantial portion of which will be recorded in the company’s financial results for the quarter ending June 30, 2022.

Webcast Conference Call for Analysts & Investors

Nektar executives will host an analyst and investor conference call to discuss the new strategic plan and the company’s research and development pipeline beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on Monday, April 25, 2022.

The press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through May 27, 2022.

To access the conference call, follow these instructions:

Dial: (877) 881-2183 (U.S); (970) 315-0453 (international)

Conference ID: 5888057 (Nektar Therapeutics is the host)

About Nektar

Nektar Therapeutics is a biopharmaceutical company focused on the development of investigational medicines in oncology, immunology, and inflammatory diseases. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: "design," "potential," "intend," "advance," "expect," "aim," "plan," "prioritize," "will," "may," "future," "ensure," "believe" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of, and future development plans for, NKTR-358, NKTR-255 and our other drug candidates in research programs, the timing of the initiation of clinical studies and the availability of clinical data for our drug candidates, our expectations (including our expected charges and cost savings) following our corporate restructuring, reorganization and workforce reduction, and our expected working capital our cash runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of NKTR-358, NKTR-255 and our other drug candidates are subject to change as research and development continue to generate new safety and efficacy data; (ii) NKTR-358, NKTR-255 and our other drug candidates are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in ongoing studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) NKTR-358, NKTR-255 and our other drug candidates are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes and competitive factors; (v) we may not achieve the expected costs savings we expect from the restructuring and reorganization; and (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2022. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media and Investor Contacts:

For Media:

Chris Kittredge

Columbia Clancy

Sard Verbinnen & Co

Nektar-SVC@sardverb.com

For Investors:

Vivian Wu

Nektar Therapeutics

628-895-0661

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